UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   SHEEHAN, JEREMIAH J.
   1501 NORTH HAMILTON STREET
   RICHMOND, VA  23230
   USA
2. Issuer Name and Ticker or Trading Symbol
   UNIVERSAL CORPORATION
   UVV
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   10/00
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |10/24/|T   | |700               |A  |$28.75     |2,100              |D(1)  |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |1,000              |I(2)  |                           |
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Common Stock               |      |    | |                  |   |           |79                 |D(3)  |                           |
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                           |      |    | |                  |   |           |----------         |      |                           |
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                           |      |    | |                  |   |total      |3,179              |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Common Stock          |$28.75  |10/24|(4) | |           |   |     |     |            |1,000  |       |            |   |            |
                      |        |/00  |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)SHARES WERE GRANTED FOR SERVICE AS A DIRECTOR. TRANSFER OF THE SHARES IS PROHIBITED AND
THE SHARES MAY BE FORFEITED TO THE COMPANY UNLESS CERTAIN SPECIFIED CONDITIONS ARE MET.
(2)GIFT TO WIFE. THE REPORTING PERSON DISCLAIMS OWNERSHIP OF THESE SECURITIES, AND THIS REPORT
SHALL NOT BE DEEMED AN ADMISSION THAT THE REPORTING PERSON IS THE BENEFICIAL OWNER OF SUCH
SECURITIES FOR PURPOSES OF SECTION 16 OR FOR ANY OTHER
PURPOSE.
(3)SHARES HELD IN THE DIVIDEND REINVESTMENT
PLAN
(4)GRANT TO REPORTING PERSON OF OPTIONS TO BUY 1,000 SHARES OF COMMON STOCK UNDER THE
UNIVERSAL CORPORATION 1994 STOCK OPTION PLAN FOR NON-EMPLOYEE
DIRECTORS.
SIGNATURE OF REPORTING PERSON
J. J. Sheehan, signature on file, filed electronically
DATE
November 6, 2000